                                                                    EXHIBIT 10.1


                               QUOTA SHARE TREATY
                    (hereinafter referred to as "Agreement")

                           EFFECTIVE: JANUARY 1, 2002

                           entered into by and between

                             WESTERN SURETY COMPANY
               (hereinafter collectively referred to as "Company")

                                       and

                          CONTINENTAL CASUALTY COMPANY
                    (hereinafter referred to as "Reinsurer")


Witnesseth:

In consideration of the mutual covenants contained herein, and upon the terms and conditions hereinafter set forth the Company and the Reinsurer hereby agree as follows:


ARTICLE 1 - BUSINESS COVERED

The Company agrees to cede and the Reinsurer agrees to accept:

A. a 10% quota share of amounts excess of $20,000,000 of the Company's Net Liability on Surety Business, written, renewed, or assumed by the Company during the term of this Agreement as respects only Surety Business issued in an amount greater than $20,000,000 and less than $60,000,001 and listed in the attached Exhibit A, or as subsequently endorsed to Exhibit A; and

B. a 5% quota share of amounts excess of $60,000,000 of the Company's Net Liability on Surety Business, written, renewed, or assumed by the Company between October 1, 2002 and December 31, 2002, both days inclusive, as respects only Surety Business issued in an amount greater than $60,000,000 and less than $80,000,001 and listed in the Endorsement to be attached to Exhibit A;

(hereinafter collectively referred to as "Policy" or "Policies"), subject to the following terms and conditions. The liability of the Reinsurer shall commence simultaneously with that of the Company.

In the event that a loss covered hereunder involves more than one of the Company's policies, this Agreement shall provide coverage for each and every Policy in such loss.

ARTICLE 2 - TERM AND CANCELLATION

This Agreement is effective 12:01 a.m. Standard Time on January 1, 2002 and shall continue in full force and effect until Midnight Standard Time, December 31, 2002. Standard Time as used in this Agreement shall mean standard time at the location of the original insured. Upon expiration of this Agreement, the Reinsurer shall continue to be liable for losses discovered within two years after the effective date of expiration of this Agreement, on all Policies covered by this Agreement. The Reinsurer shall have no liability under this Agreement for any losses discovered after Midnight, Standard Time, December 31, 2004.

Notwithstanding the expiration of this Agreement as hereinabove provided, the provisions of this Agreement shall continue to apply to all unfinished business hereunder and that all obligations and liabilities incurred by each party hereafter, prior to such expiration, shall be fully performed and discharged.

ARTICLE 3 - WARRANTY

The Company hereby warrants to the Reinsurer that as of September 30, 2002 there are no known losses under any of the Policies written, renewed or assumed by the Company and covered under this Agreement as of September 30, 2002.

ARTICLE 4 - TERRITORY

This agreement applies to the territory as in the Company's original Policies reinsured hereunder.

ARTICLE 5 - ORIGINAL CONDITIONS

All amounts ceded hereunder shall be subject to the same gross rating and to the same clauses, conditions, exclusions and modifications of the Company's Policies, subject to the limits, terms and conditions of this Agreement.

Except as specifically and expressly provided for in the Insolvency Article, the provisions of this Agreement are intended solely for the benefit of the parties to and executing this Agreement, and nothing in this Agreement shall in any manner create, or be construed to create, any obligations to or establish any rights against any party to this Agreement in favor of any third parties or other persons not parties to and executing this Agreement.

ARTICLE 6 - DEFINITIONS

A. The term(s) "Loss" and "Losses" as used in this Agreement shall mean that amount incurred by the Company in respect of any settlements, awards, or judgments (including interest where classified as loss) incurred in connection with any Policy reinsured hereunder after deduction for all recoveries, salvages, subrogations and facultative reinsurances, whether said reinsurances are recovered or not. The Reinsurer and Company agree that the convention to be followed when determining when a loss is incurred is that the date of notice of the actual event of loss or default will be the date the loss is incurred, except that when the date of notice of the actual event of loss or default occurs after the expiration of a Policy then the date immediately preceding the date the Policy expires will be deemed to be the date the loss is incurred.


B. The term "Loss Expenses" as used in this Agreement shall mean all expenses incurred by the Company in the investigation, appraisal, adjustment, litigation and/or defense of claims under the business reinsured hereunder, including court costs, interest accrued prior to final judgment if included as expense on reinsured Policies, interest accrued after final judgment, but excluding internal office expenses, salaries, per diem, and other remuneration of regular Company employees unless diverted from their normal duties to handle such Loss.

C. The term "Losses Discovered" as used in this Agreement shall mean the Company shall have discovered a loss when the Company has incurred a loss of $10,000,000 or more for each Principal through the establishment of a reserve, payment of loss or loss expenses, assumption of a liability to prevent a default, or a combination thereof. Any loss discovered under the previous Surety Excess of Loss Agreements cannot be a discovered loss under this Agreement. Likewise, the IT Group account, being a known loss, cannot be discovered under this Agreement.

D. The term "Net Premiums Written" as used in this Agreement shall mean the gross written premiums on Policies written, renewed or assumed during the term of this Agreement on business the subject of this Agreement, less cancellation and return premiums and premiums paid on all co-surety and facultative reinsurance on business the subject of this Agreement.

E. The term "Principal" as used in this Agreement shall mean one or more firms or corporations under the same management or control, or one or more persons or entities for whom bonds were executed in reliance upon the indemnity of the same person, firm or corporation, or in reliance upon the indemnity of a related group of persons, firms or corporations.

F. The term "Net Liability" as used in this Agreement shall mean the remaining portion of the Company's gross liability on each Policy reinsured under this Agreement after deduction of all co-surety and facultative reinsurance.

G. The term "Surety Business" as used in this Agreement means the issuance, writing or underwriting of policies or licenses with respect to the following: (i) bonds required by statutes or ordinances guaranteeing the payment of certain taxes and fees and providing consumer protection as a condition to granting licenses to engage in various trades or professions,
     (ii) bonds required by statutes, courts or legal documents for the protection of those on whose behalf a fiduciary acts, (iii) bonds required by statutes or ordinances to guarantee the lawful and faithful performance of the duties of office by public officials, (iv) bonds required by statutes to protect against improper actions by notaries public, and (v) bonds which secure the payment and/or performance of an obligation under a written contract; but it shall not include, without limitation, financial guaranty bonds and the issuance, writing or underwriting of bonds and licenses which cover Losses arising from employee dishonesty.


ARTICLE 7 - PREMIUM

As outlined in the Reports and Remittances Article, as respects the business covered in section A. of Article 1 - Business Covered, the Company shall pay to the Reinsurer 10% of the Company's ground up Net Premiums Written on each Policy covered under section A. of this Agreement.

In addition to the above, as outlined in the Reports and Remittances Article, as respects the business covered in section B. of Article 1 - Business Covered, the Company shall pay to the Reinsurer 5% of the Company's ground up Net Premiums Written on each Policy covered under section B. of this Agreement.


ARTICLE 8 - LOSS SETTLEMENTS & NOTICES

The Company or its designated representative shall adjust, settle, or compromise all losses hereunder. All such adjustments, settlements, and compromises, including ex-gratia payments, shall be paid by the Company or its designated representative, and the Reinsurer shall benefit from all salvage and subrogation. All salvages, recoveries or payments recovered or received subsequent to loss settlement hereunder shall be applied as if recovered or received prior to the aforesaid settlement and all necessary adjustments shall be made by the parties hereto.

When so requested, the Company or its designated representative shall afford the Reinsurer an opportunity to be associated with the Company or its designated representatives, at the expense of the Reinsurer, in the defense or control of any claim or suit or proceeding involving this reinsurance and the Company or its designated representative and the Reinsurer shall cooperate in every respect.

When so requested, the Company or its designated representative shall afford the Reinsurer an opportunity to be associated with the Company or its designated representatives, at the expense of the Reinsurer, in the defense or control of any claim or suit or proceeding involving this reinsurance and the Company or its designated representative and the Reinsurer shall cooperate in every respect in the defense of such suit or claim or proceeding.

The Reinsurer shall be liable for its proportionate share of all Losses covered under this Agreement. The Company or its designated representative shall advise the Reinsurer of all Losses that may result in a claim under this Agreement and of all subsequent developments which may materially affect the position of the Reinsurer. Any Loss settlement made by the Company, whether under strict Policy conditions or by way of compromise, shall be unconditionally binding upon the Reinsurer in proportion to its participation.

In addition, the Reinsurer shall also be liable for its proportionate share of all Loss Expenses as respects Losses covered under this Agreement. However, in the event a verdict or judgment is reduced by an appeal or a settlement, subsequent to the entry of the judgment, resulting in an ultimate saving on such verdict or judgment, or a judgment is reversed outright, the expense incurred in securing such final reduction or reversal will be prorated between the Reinsurer and the Company in the proportion that each benefits from such reduction or reversal, and the expenses incurred up to the time of the original verdict or judgment will be pro rated in proportion to each party's interest in such verdict.

In addition, the Reinsurer shall also be liable for its proportionate share of all legal expenses and other costs incurred in connection with coverage questions and legal actions connected thereto arising under the business covered by this Agreement. The Reinsurer's proportionate share of these costs and expenses shall be the same as the Reinsurer's percentage of participation in this Agreement.

Nothing in this Agreement shall be construed as meaning that Losses are not recoverable hereunder until the actual Loss of the Company has been ascertained.


ARTICLE 9 - REPORTS AND REMITTANCES

A. Within 30 calendar days following the execution of this Agreement by both parties and thereafter within 30 calendar days following the end of each calendar quarter, the Company or its designated representative shall report to the Reinsurer:

     As respects business covered under section A. of Article 1 - Business
     Covered:

     1.   10% of the ground up Net Premium Written during the quarter;

     2. Losses and Loss Expenses paid during the quarter, less inuring reinsurance;

     3.   Subrogation, salvage, or other recoveries credited during the quarter;

     4.   Outstanding loss reserves.

     The positive balance of (1) less (2) plus (3) shall be remitted by the Company to the Reinsurer within 15 calendar days after the date of such report. Any balance shown to be due the Company shall be remitted by the Reinsurer within 15 calendar days after receipt of such report.

     As respects business covered under section B. of Article 1 - Business
     Covered:

     1.   5% of the ground up Net Premium Written during the quarter;

     2. Losses and Loss Expenses paid during the quarter, less inuring reinsurance;

     3.   Subrogation, salvage, or other recoveries credited during the quarter;

     4.   Outstanding loss reserves.

     The positive balance of (1) less (2) plus (3) shall be remitted by the Company to the Reinsurer within 15 calendar days after the date of such report. Any balance shown to be due the Company shall be remitted by the Reinsurer within 15 calendar days after receipt of such report.

B. With each quarterly report submitted to the Reinsurer, the Company agrees to provide a list, in the same format as Exhibit A, stating all bonds written during the quarter in question. Such lists shall be endorsed to and considered part of this Agreement.

C. Annually the Company or its representatives shall furnish the Reinsurer with such information as the Reinsurer may require to complete its Annual Convention Statement.

D. The Reinsurer shall maintain the required reserves as to the Reinsurer's portion of claims and Losses hereunder.


ARTICLE 10 - OFFSET

The Company or the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Agreement. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or Losses. In the instance of insolvency of the Company, applicable state law shall apply.


ARTICLE 11 - CURRENCY

Whenever the word "Dollars" or the "$" sign appears in this Agreement, they shall be construed to mean United States Dollars and all transactions under this Agreement shall be in United States Dollars.

Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.


ARTICLE 12 - ACCESS TO RECORDS

The Company shall allow the Reinsurer to inspect, at reasonable times, the records of the Company relevant to the business reinsured under this Agreement, including but not limited to Company files concerning premium, underwriting, claims, Losses or legal proceedings which involve or may involve the Reinsurer and the Reinsurer may make copies of any records pertaining thereto, at its own cost. This right of inspection, audit and information shall survive termination of this Agreement and shall run to the natural expiry of all liabilities under the Policies reinsured.


ARTICLE 13 - ERRORS AND OMISSIONS

Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission, or error had not been made, provided such omission or error is rectified as soon as possible after discovery.


ARTICLE 14 - TAXES

The Company shall be liable for all premium taxes on business covered hereunder. If the Reinsurer is obligated to pay any premium taxes on this business, then the Company shall reimburse the Reinsurer, however, the Company shall not be required to pay taxes twice on the same premium.


ARTICLE 15 - INSOLVENCY

This reinsurance shall be payable by the Reinsurer and the basis of the liability of the Company under Policy or Policies reinsured without diminution, because of the insolvency of the Company, to the Company or its liquidator, receiver, or statutory successor.

In the event of insolvency of the Company, the liquidator or receiver or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim filed against the Company on the Policy or Policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its liquidator or receiver or statutory successor. The expenses thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of a proportionate share of the benefits, which may accrue to the Company solely as a result of the defense so undertaken by the Reinsurer.

Should the Company go into liquidation or should a receiver be appointed, the Reinsurer shall be entitled to deduct from any sums which may be or may become due to the Company any sums which are due to the Reinsurer by the Company and which are payable at a fixed or stated date under this Agreement, to the full extent permitted under the laws of the insolvent party's state of domicile.

It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Agreement shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor except a) where this Agreement specifically provides another payee or such reinsurance in the event of the insolvency of the Company or b) where the Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees.

In no event shall anyone other than the parties to this Agreement or, in the event of the Company's insolvency, its liquidator, receiver, or statutory successor, have any rights under this Agreement.


ARTICLE 16 - AMENDMENTS

This Agreement may be altered or amended in any of its terms and conditions by written mutual consent of the Company and the Reinsurer. Such written mutual consent will then constitute a part of this Agreement.


ARTICLE 17 - ARBITRATION

As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance or breach of this Agreement, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration will be in writing and sent certified mail, return receipt requested.

One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator with thirty (30) days after being requested to do so by the other party, the latter, after ten (10) days notice by certified mail of its intention to do so, may appoint the second arbitrator.

If the two arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their appointment each of them shall name two, of whom the other shall decline one and the decision shall be made by drawing lots. All arbitrators shall be disinterested active or former executive officers of insurance or reinsurance companies or Underwriters at Lloyd's London, not under the control of either party to this Agreement.

Within thirty (30) days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings. The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Arbitration shall take place in Sioux Falls, South Dakota. Insofar as the arbitration panel looks to substantive law, it shall consider the law of the State of South Dakota. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

The panel shall make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible following the termination of the hearings. Judgment upon the award may be entered in any court having jurisdiction thereof.

Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator and of the arbitration. The panel is prohibited from awarding punitive, exemplary or treble damages, of whatever nature, in connection with any arbitration proceeding concerning this Agreement.

ARTICLE 18 - CHOICE OF LAW

This Agreement, including all matters relating to formation, validity and performance thereof, shall be interpreted in accordance with the law of the State of South Dakota.

ARTICLE 19 - NOTICES

Any notice relating to this Contract shall be in writing and shall be sufficiently given if delivered by certified mail to the Company at the following address:

         Western Surety Company
         Attn:  Chief Executive Officer
         Sioux Falls, South Dakota  57117-5077

and to the Reinsurer at the following address:

         Continental Casualty Company
         CNA Plaza
         Attn:  Chief Financial Officer
         Chicago, IL  60685

ARTICLE 20 - ENTIRE CONTRACT

This Agreement shall represent the entire agreement and understanding among the parties. No other oral or written agreements or contracts relating to the risks reinsured hereunder currently exist and/or are contemplated between the parties.

ARTICLE 21 - FUNDING OF RESERVES

(This Article is only applicable if the Reinsurer cannot qualify for credit by each governmental authority having jurisdiction over the Company's reserves.)

As regards Policies issued by the Company coming within the scope of this Agreement, the Company agrees that, when it files with the Insurance Department or sets up on its books reserves for losses (including Loss and Loss Expense paid by the Company but not recovered from the Reinsurer, Loss and Loss Expense reported and outstanding, and an allowance for Incurred But Not Reported Losses and Loss Expenses as determined by the Company) covered hereunder and/or unearned premium, which it is required by law to set up, it shall forward to the Reinsurer a statement showing the proportion of such reserves applicable to it. The Reinsurer hereby agrees that it shall apply for and secure delivery to the Company of a clean, irrevocable, unconditional Letter of Credit, dated on or before December 31 of the year in which the request is made, issued by a member of the Federal Reserve System or any bank approved for use by the NAIC Securities Valuation Office, and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company's reserves in an amount equal to the Reinsurer's proportion of reserves as shown in the statement prepared by the Company.

The Letter of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless 30 days prior to any expiration date the issuing bank notifies the Company by registered mail that the issuing bank elects not to consider the Letter of Credit extended for any additional period. An issuing bank, not a member of the Federal Reserve System or not chartered in the state of domicile of the Company, shall provide 60 days notice to the Company prior to any expiration in the event of nonextension.

Notwithstanding any other provisions of this Agreement, the Company or its court-appointed successor in interest may draw upon such credit at any time without diminution because of the insolvency of the Company or of any Reinsurer for one or more of the following purposes only:

A. To reimburse the Company for the Reinsurer's share of unearned premium on Policies reinsured hereunder on account of cancellations of such policies.

B. To pay the Reinsurer's share or to reimburse the Company for the Reinsurer's share of any Loss reinsured by this Agreement, which has not been otherwise paid.

C. To make refund of any sum in excess of the actual amount required to pay the Reinsurer's share of any liability reinsured by this Agreement.

D. In the event of nonextension of Letters of Credit as provided for above, to establish deposits of the Reinsurer's share of reserves for losses and/or unearned premium under this Agreement.

E.   To pay any other amounts the Company claims are due under this Agreement.

The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

At annual intervals, or more frequently as agreed but never more frequently than semi-annually, the Company shall prepare, for the sole purpose of amending the Letter of Credit, a specific statement of the Reinsurer's share of loss and/or unearned premium reserves. If the statement shows that the Reinsurer's share of such reserves exceeds the balance of credit as of the statement date, then the Reinsurer shall, within 30 days after receipt of notice of such excess, secure delivery to the Company of an amendment of such difference. If, however, the statement shows that the Reinsurer's share of such reserves is less than the balance of credit as of the statement date, the Company shall, within 30 days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit, reducing the amount of credit available by the amount of such excess credit.

The Reinsurer shall be responsible for any and all costs, fees and charges as respects establishing and maintaining a Letter of Credit under the provisions of this Article.


ARTICLE 22 - SERVICE OF SUIT

(This Article applies only if the Reinsurer is domiciled outside the United States of America and/or unauthorized in any state, territory, or district of the United States of America that has jurisdiction over the Company and in which a subject suit has been instituted. This Article is not intended to conflict with or override the parties' obligation to arbitrate their disputes in accordance with the Arbitration Article.)

In the event of the failure of any Reinsurer hereon to pay any amount claimed to be due hereunder, such Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States and shall comply with all requirements necessary to give that court jurisdiction. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. Service of process in such suit may be made upon Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829. In any suit instituted against it upon this Agreement, the Reinsurer shall abide by the final decision of such court or of any appellate court in the event of any appeal.

The above-named are authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of Company to give a written undertaking to the Company that they shall enter a general appearance upon the Reinsurer's behalf in the event such a suit shall be instituted.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereon hereby designates the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or the successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder, arising out of this Agreement, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.


ARTICLE 23 - SEVERABILITY

If any law or regulation of any Federal, State or Local Government of the United States of America, or the ruling officials having supervision over insurance companies, should render illegal this Agreement, or any portion thereof, as to risks or properties located in the jurisdiction of such authority, either the Company or the Reinsurer may upon written notice to the other suspend, abrogate, or amend this Agreement insofar as it relates to risks or properties located within such jurisdiction to such extent as may be necessary to comply with such law, regulations, or ruling.

Such illegality, suspension, abrogation, or amendment of a portion of this Agreement shall in no way affect any other portion thereof.


ARTICLE 24 - HONORABLE UNDERTAKING

The purposes of this Agreement are not to be defeated by narrow or technical legal interpretations of its provisions. The Agreement shall be construed as an honorable undertaking and should be interpreted for the purpose of giving effect to the real intentions of the parties hereto.


IN WITNESS WHEREOF the parties acknowledge that no intermediary is involved in or brought about this transaction and the parties hereto, by their authorized representatives, have executed this Agreement on this 30th day of September 2002:


WESTERN SURETY COMPANY


By:
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Title:
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Attested by:
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CONTINENTAL CASUALTY COMPANY


By:
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Title:
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Attested by:
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